Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Doubles Quarterly Cash Dividend

ATLANTA, GA, November 18, 2015 - The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a quarterly dividend of $.14 per common share payable on December 22, 2015 to the common stock shareholders of record as of December 14, 2015. The dividend represents an increase of $.07 per common share, or 100%, over the dividend paid in the previous quarter.

Joe Evans, Chairman and CEO of State Bank Financial, commented, “As a result of successful execution of our strategies in 2015 and our strong capital position, we are able to confidently double our quarterly dividend payout for this quarter. Going forward, we will continue to evaluate opportunities for capital distribution as an important part of our commitment to creating superior shareholder value.”

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $3.4 billion in assets as of September 30, 2015, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates 26 banking offices in Metro Atlanta, Middle Georgia and Augusta, Georgia, and seven mortgage origination offices.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “project,” “may,” “should,” “will” and similar references to future periods.  Examples of forward-looking statements include statements that we will continue to evaluate opportunities for capital distribution and the creation of shareholder value from such distributions. Such forward-looking statements are subject to risks, uncertainties, and other factors. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. See Item 1A, Risk Factors, in our Annual Report on Form 10-K for the most recently ended fiscal year, for a description of some of the factors that may affect actual outcomes.

To learn more about State Bank, visit www.statebt.com.